MANAGEMENT AGREEMENT
                              --------------------



         THIS MANAGEMENT AGREEMENT ("Agreement") is entered into this ___ day of January, 1997 (the "Commencement Date") by and between MAIN ST. CALIFORNIA II, INC., an Arizona corporation whose address is 400 E. South Street, Suite 500, Orlando, Florida 32801 ("Owner"), and MAIN ST. CALIFORNIA, INC., an Arizona corporation whose address is 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018 ("Manager").

                                    RECITALS

         1 This Agreement is made with reference to the "T.G.I. Friday's" restaurant and bar (the "Restaurant") located at2410 San Ramon Valley Boulevard, Suite 130, San Ramon, Contra Costa County, California (the "Premises");

         2 Manager is experienced in the operation and management of "T.G.I. Friday's" restaurants; and

         3 Owner desires to employ Manager as its agent to operate the Restaurant as a "T.G.I. Friday's" restaurant and bar.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Owner and Manager agree as follows:

                                    ARTICLE 1
                APPOINTMENT OF MANAGER: KEY TERMS AND CONDITIONS

         Section 1.1 Appointment of Manager. Owner hereby appoints and employs Manager to act as Owner's exclusive agent for the supervision, direction and control of the operation and management of the Restaurant as a "T.G.I. Friday's" restaurant and bar, upon the terms and conditions hereinafter set forth.

         Section 1.2 Key Terms. The following are certain of the key terms of this Agreement, cross-referenced if applicable to the sections of this Agreement in which they are more fully discussed:

                  1.2.1 Lease: Lease between Kilpatrick Partners, LLC, a California limited liability company, as the current Landlord, and Owner as Tenant evidenced by Assignment and Assumption of Lease dated on or about the date hereof.

                  1.2.2 Term: Co-terminus with the shorter of the term of the Lease or Franchise Agreement as provided in Article 2 below.

                  1.2.3 Management Fee: Manager shall be entitled to keep and retain an annual fee based upon 3% of Gross Sales for managing the Restaurant (the "Management Fee") which is payable by Owner pursuant to Article 4 below.

                  1.2.4 Gross Sales: The term "Gross Sales" as used herein shall mean the entire amount of the actual sales price, whether for cash or other consideration, of all sales of food, beverages, merchandise and services in, on, or from the Premises, including receipts from mail or telephone orders received or filled from the Premises and telephone and vending machine receipts; all deposits not refunded to purchasers;
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orders taken,  although such orders may be filled elsewhere;  payments to Tenant by any concessionaire, franchisee, or person otherwise in the Premises with Tenant's approval; and promotional allowances to dissatisfied or inconvenienced customers in an amount equal to Tenant's retail price for food and/or beverages prepared and served by Tenant for which no compensation is received, but only to the extent that said amount for promotional allowances exceeds one percent (1%) of the Gross Sales as calculated without the inclusion of said amount. Promotional allowances provided in exchange for goods or services shall be includable in Gross Sales without benefit of the one percent (1%) discount.

                  1.2.5 Master Incentive Agreement: Master Incentive Agreement for CNL California Restaurants Ltd. executed by Owner and Manager and dated of even date herewith.

                  1.2.6 Franchise Agreement: The Amended and Restated Franchise Agreement for the Premises dated on or about the date hereof between T.G.I. Friday's, Inc. ("TGIF") and Owner.

                                    ARTICLE 2
                                    THE TERM

         The "Term" of this Agreement shall commence on the Commencement Date. The Term shall continue, unless sooner terminated pursuant to the terms hereof or of the Master Incentive Agreement, until the earlier of the expiration or termination of the Lease or of the Franchise Agreement. Owner and Manager shall cooperate in good faith and use their best efforts to insure that the Lease (including all extensions and any replacement thereof approved by Owner, Manager and TGIF) and the Franchise Agreement are coterminous.

                                    ARTICLE 3
                              DUTIES OF THE MANAGER

         Section 3.1. Standard of Operations. Manager shall manage and operate the Restaurant in a manner consistent with its management of its other "T.G.I. Friday's" restaurants. Manager shall achieve "PACE" results, as established within the "T.G.I. Friday's" franchise restaurant system, consistent with its other "T.G.I. Friday's" restaurants and no less than PACE results achieved by similar "T.G.I. Friday's" restaurants operated by TGIF, both after consideration of regional disparities in operating costs. The Manager shall have sole discretion to establish all policies for the Restaurant, including, without limitation, menu items, prices, purchasing, design and decor, maintenance, employment, standards of operation, quality of service, marketing and promotional activities, and other matters affecting customer opinion of the Restaurant and its operation. Throughout the Term of this Agreement Manager shall periodically (but not more than once per quarter) review Restaurant operations and performance with Owner at a mutually convenient time and place (which meeting may be via telephonic communication), and shall reduce to writing in the form of minutes or memoranda their decisions and agreements. A copy of all such writings, whether in the form of minutes or memoranda, shall be maintained by Manager and shall be available for inspection and photocopying by the parties' directors, officers, agents and employees during normal business hours. Further, Manager shall use its best efforts to maximize Restaurant sales and cash flow and acknowledges that the amount of the Incentive Fee distributions available to it under the Master Incentive Agreement is based upon and determined by Manager's performance with respect to the standards attached hereto.

         Section 3.2. Services; Reports to Owner. The Manager shall provide all such services for the operation of the Restaurant as determined by Manager to be proper and necessary. The Manager shall keep
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Owner informed of all letters,  accounts,  writings and other  information which are material in scope which shall come to its attention concerning the Restaurant. The Manager shall prepare an annual budget for the Restaurant within thirty (30) days prior to the expiration of each fiscal year (an "Annual Budget") and shall submit such Annual Budget to Owner for approval, in reasonable detail, and including without limitation all planned capital and other expenditures for the coming fiscal year.

         Section 3.3. Personnel. Manager shall be responsible for hiring, supervising, directing the work of, promoting, discharging and determining the compensation and other benefits of all personnel working in the Restaurant, including, without limitation, the in-store management staff and controller. All personnel of the Restaurant shall be the employees of Manager, but Owner shall be liable to reimburse Manager for the full amount of the wages, compensation or other benefits, including, without limitation, severance and termination pay of all such personnel (including both the permanent employees of the Restaurant and temporary employees while they are working at the Restaurant). The employees of the Restaurant shall be paid by Manager, but simultaneously with such payment Manager shall be reimbursed out of the operating account of the Restaurant for the full amount paid by Manager. The salaries, other compensation and benefits of such personnel shall be consistent with those that apply at Manager's other "T.G.I. Friday's" restaurants (with appropriate allowance for factors that may affect the labor market serving the Restaurant). Manager may incur, at Owner's expense, reasonable and customary employment agency fees and employee relocation expenses for employees of the Restaurant. Manager, at Owner's expense, may incur actual salaries, compensation, and benefits and relocation expenses for management trainees of the Restaurant up to an amount not to exceed one percent (1%) of Gross Sales with any excess of the one percent (1%) of Gross Sales payable by Manager directly or as a deduction from Manager's Management Fee. Manager shall employ and pay, from Manager's own account and without being reimbursed, the wages and other compensation of any management personnel, such as district or regional managers, who are not employed at the Restaurant on a permanent basis but who are engaged in the performance of duties imposed on Manager under this Agreement.

         Section 3.4. Permits and Licenses. Manager, as Owner's agent, with Owner's cooperation and at Owner's expense, shall be responsible for obtaining, maintaining, and renewing in Owner's name (unless otherwise approved or required by Owner) all licenses and permits that may be required for the operation of the Restaurant, including liquor, bar, restaurant, and sign licenses and permits. Manager shall provide Owner with a copy of any licenses and permits for the Restaurant upon receipt of same by Manager. During the Term of this Agreement, Manager shall renew all licenses and permits for the Restaurant on Owner's behalf and at Owner's expense.

         Section 3.5. Contracts. Manager, as agent of Owner, shall have authority to enter into such service, supply, janitorial, security and other contracts or agreements as are in Manager's reasonable professional judgment necessary for the operation of the Restaurant as required by this Agreement. The terms of such contracts and agreements shall be consistent with the terms of the contracts and agreements for Manager's other similarly-situated restaurants.

         Section 3.6. Maintenance. Manager, at Owner's expense, shall be responsible for maintaining the Restaurant and the Premises in good condition and repair consistent with the standards applicable to Manager's other restaurants, including without limitation all necessary repairs and replacements of the furniture, fixtures and equipment used in connection with the Restaurant.

         Section 3.7. Alterations to the Restaurant. Except as approved in the Annual Budget, Manager
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shall not make  alterations,  additions or improvements in or to the Restaurant, including without limitation (i) alterations, additions (other than replacements and substitutions) or improvements to the Restaurant building and/or Premises and (ii) additions to the fixed asset list of furniture, fixtures and equipment used at the Restaurant ("FF&E") without Owner's prior written approval (which approval shall not unreasonably be withheld so long as such alterations, additions or improvements are consistent with what TGIF is doing in its company-owned restaurants). If at any time during the Term of this Agreement, however, repairs or alterations to the Restaurant are required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental authority, such repairs or changes shall be made by Manager on Owner's behalf and at Owner's expense. The cost of such alterations, additions or improvements to the Restaurant shall be capitalized or charged to current expenses on the books of account of the Restaurant, using the same criteria that apply to Manager's other restaurants; provided that routine maintenance and repairs, as well as replacements and substitutions of FF&E, shall not be considered capital expenditures but rather operating expenses of the Restaurant.
Manager  will  furnish   Owner   substantiating   documentation   for  all  such
expenditures.

         Section 3.8. Professional Services. Manager may, at Owner's expense, hire independent contractors to provide such legal, and other professional or technical service as Manager reasonably deems advisable for the management, operation and maintenance of the Restaurant; provided that any professional services the cost of which is expected to exceed Five Thousand Dollars ($5,000.00) per occurrence shall be subject to prior approval of Owner unless the cost of such services is to be paid by an insurance carrier under any policy of insurance covering the Restaurant. During the Term of this Agreement the professional and technical services of Manager's corporate staff shall be provided to the Restaurant to the same extent that they are provided to Manager's other restaurants. The Management Fee shall cover such services.

         Section 3.9. Compliance With Laws. Manager shall make good faith and reasonable efforts to comply with all applicable statutes, ordinances, rules and regulations of federal, state and local governmental bodies having jurisdiction over the Restaurant or its operation ("Governing Laws"). Notwithstanding anything herein to the contrary, Manager may contest the application of any Governing Laws to the Restaurant in the event Manager deems it prudent to do so. The cost of any such contest shall be included in the operating expenses of the Restaurant. Manager, at Owner's expense, may institute, defend and settle litigation and claims affecting the Restaurant; provided that any settlement in excess of Five Thousand Dollars ($5,000.00) shall be subject to Owner's reasonable approval unless the cost of such settlement is to be paid by an insurance carrier under any policy of insurance covering the Restaurant.

         Section 3.10. Bank Accounts. Manager shall cause all receipts from the Restaurant and other funds of Owner generated at or otherwise relating to the Restaurant to be deposited in such bank account or accounts as it shall designate, with notice to Owner, and which shall be property of the Owner separate from and not commingled with the funds of Manager, and withdrawals may be made upon the signature of the Manager or Owner.

                                    ARTICLE 4
            OWNER'S FINANCIAL OBLIGATIONS: PAYMENT OF MANAGEMENT FEE

         Manager shall be entitled to keep and retain an annual Management Fee which is payable by Owner to Manager for managing the Restaurant equal to 3% of Gross Sales. Installments of the Management Fee shall be payable monthly in arrears upon delivery to Owner of the Monthly Statement prepared in accordance with Section 6.2 hereof and shall be equal to 3% of the Gross Sales from the Restaurant for the previous
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month. The monthly Management Fee payments shall constitute installment payments of the annual Management Fee, subject to reconciliation quarterly based on the Quarterly Statements and annually based on the Annual Statement prepared in accordance with Section 6.3 and Section 6.4 hereof. Any overpayment or underpayment of the Management Fee (other than Management Fee deferrals under Section 2 of the Master Incentive Agreement) shall be adjusted by payment or refund, as appropriate, within thirty (30) days after Owner's receipt of the Quarterly or Annual Statement, as the case may be. The obligation to pay any accrued but unpaid Management Fee at termination shall survive the termination of this Agreement [other than Management Fee deferrals under Section 2 of the Master Incentive Agreement which shall only be payable, if at all, from available Disposition Proceeds under Section 12(iv) of the Master Incentive Agreement]. All costs and expenses of operating the Restaurant, including without limitation the funding of operating deficits and working capital and other obligations and liabilities hereunder ("Owner's Financial Obligations") shall be the sole and exclusive responsibility and obligation of Owner (subject to the terms and conditions of the Master Incentive Agreement), and shall be treated as operating expenses of the Restaurant except where it is expressly and specifically stated that such item shall be at Manager's expense. All operating expenses of the Restaurant shall be paid from operating revenue. Such expenses include, without limitation, the Management Fee, payroll, food and beverage inventory, supplies, routine repair and maintenance, rent, contract services, professional services, training, advertising, marketing, licenses, real estate taxes, franchise taxes, gross receipts taxes, rent taxes or income taxes (other than any income taxes payable by Manager on the Management Fee), insurance, bank charges and processing fees charged by the local depository bank for the Restaurant or by credit card companies for the processing of credit card sales made at the Restaurant.

                                   ARTICLE 5
                    WORKING CAPITAL AND CAPITAL EXPENDITURES

         Section 5.1. Working Capital. Owner shall furnish to Manager, out of available cash from operations of the Restaurant, sufficient working capital for the ongoing operation of the Restaurant ("Working Capital"). The Working Capital shall consist of the following: (i) the average value of the food and beverage inventory of the Restaurant carried at cost, (ii) the cash balance in the Restaurant's account at the Restaurant's local depository bank, (iii) the cash on hand at the Restaurant, and (iv) an amount determined by Manager to be adequate for the operation of the Restaurant based upon Manager's estimate of the reasonably foreseeable income and expenses of the Restaurant. Owner shall fund any deficit in the Working Capital within fifteen (15) days after Owner's receipt of written notice from Manager of the need for additional Working Capital.

         Section 5.2. Capital Expenditures. No Restaurant expenditures that are capitalized ("Capital Expenditures") shall be made or incurred without the prior written approval of Owner pursuant to the Annual Budget or otherwise. Notwithstanding the foregoing approval requirement, the Manager shall have the right to expend up to Ten Thousand and No/100 Dollars ($10,000.00) per year for Capital Expenditures which do not have the prior written approval of Owner in the Annual Budget or otherwise, provided that such unapproved Capital Expenditures (i) do not exceed Two Thousand and No/100 Dollars ($2,000.00) as to any single item or category in any single year and (ii) are for repairs, replacements, alterations, additions or improvements which are consistent with what TGIF is doing in its company-owned restaurants.

                                    ARTICLE 6
                            ACCOUNTING AND REPORTING

         Section 6.1. Accounting Records and Standards. Manager shall maintain books and records of account relating to Manager's operation and management of
the  Restaurant.   Such  records  shall  include  full
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records  and  accounting  information  relating to the  Restaurant  and shall be maintained at Manager's principal office or at the principal office of the accounting firm approved by Owner for the Restaurant. The cost of maintaining such books and records and preparing the statements provided for below shall be borne by Manager. The books and records for the Restaurant shall be kept substantially in accordance with the systems utilized by Manager for its other "T.G.I. Friday's" restaurant operations. Manager's records shall be sufficient to permit an audit of Manager's Gross Sales and of all other financial information relating to the Restaurant to be conducted in accordance with generally accepted accounting principles ("GAAP") and auditing practices. Owner and its designees (including but not limited to the Landlord under any Lease) shall have the right, upon ten (10) days prior written notice to Manager, to audit, examine and make copies of or extractions from said books and records at Manager's corporate headquarters at any reasonable time during regular business hours or by appointment.

         Section 6.2. Monthly Statement. Within thirty (30) days after the end of each month, Manager shall provide Owner with a profit and loss statement showing the Restaurant's Gross Sales and operating results for the preceding fiscal month and fiscal year to date ("Monthly Statement").

         Section 6.3. Quarterly Statement. Within thirty (30) days after the end of each quarter, Manager shall provide Owner with a profit and loss statement showing the Restaurant's Gross Sales and operating results for the preceding fiscal quarter and fiscal year to date ("Quarterly Statement"), prepared in accordance with GAAP.

         Section 6.4. Annual Statement. Within forty-five (45) days following the end of each fiscal year, Manager shall provide Owner with comprehensive financial statements for the Restaurant for the preceding fiscal year (the "Annual Statement") prepared in accordance with GAAP. The Annual Statement shall set forth the amount of the rents and other leasehold charges paid to the Landlord under any Lease and the amount of the Management Fees retained by Manager. The Annual Statement shall contain a reconciliation of all financial activities of the Restaurant, including but not limited to a profit and loss statement, a balance sheet and statement of cash flow, with supporting schedules, and shall be certified as true and correct by Manager's Chief Financial Officer.

         Section 6.5. Annual Audits. All accounting for the Restaurant shall be provided in accordance with generally accepted accounting principles consistently applied. Owner and Manager shall mutually select a certified public accounting firm to provide public accounting and tax reporting and filing services with respect to the Restaurant. The financial information for the Restaurant shall be audited or reviewed (at the option of Owner) annually by such certified public accounting firm and the results of such audit (or review) shall be forwarded directly to Owner by such firm within ninety (90) days after the end of each fiscal year and shall be accompanied by an auditor management letter. The expense of such audit shall be an Owner's normal operating expense for the Restaurant.

         Section 6.6. Tax Return Information. Within forty-five (45) days following the end of each fiscal year, the Manager shall provide Owner with all required state and federal tax returns of and/or for the Owner relating to the Restaurant (including tax return information for all other Restaurants owned by Owner and managed by Manager). These returns will be prepared at Owner's expense, which shall be considered a normal operating expense for the restaurant. The Manager shall keep all accounting records and shall report all income for income tax purposes for the Restaurant on the accrual method of accounting.

         Section 6.7. Failure to Report. During any period in which any of the Monthly, Quarterly or Annual Statements, or any Tax Return, to be provided by Manager as set forth above has not been timely
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provided in accordance with the foregoing standards (a "Reporting Delinquency"), the Manager shall not be entitled to retain, deduct or pay any Management Fee or (installment thereof) which otherwise would be due and payable to Manager, until any such delinquent report or return shall have been properly completed and delivered. Because the damages which will be suffered by Owner as the result of any such Reporting Delinquency would be difficult if not impossible to measure, the Manager hereby agrees to pay liquidated damages to Owner equal to one (1) day's Management Fee for each day of any Reporting Delinquency.

         Section 6.8. Adjustments. Payments made to the Landlord on behalf of Owner and payment of the Management Fee shall be subject to reconciliation on a quarterly basis. Any adjustment required to make up an underpayment or to refund an overpayment by Owner or Manager shall be made within thirty (30) days after completion of the Quarterly Statement that shows the need for an adjustment. Adjustments based on the Annual Statement shall be made during the first month following completion of the Annual Statement. Adjustments made upon the expiration or termination of this Agreement shall be made through payment or refund, as required, within thirty (30) days after the end of the Term of this Agreement.

         Section 6.9. Right to Audit. At any time during the twenty-four (24) month period following Owner's receipt of an Annual Statement, Owner shall have the right, upon ten (10) days' prior written notice to Manager, to have an accountant selected by Owner audit Manager's books and records at Manager's corporate headquarters relating to the Restaurant for the period covered by such Annual Report. If there is a discrepancy between such financial statements and the findings of Owner's accountant, Manager's accountants and Owner's accountant shall attempt to resolve such discrepancy, and their mutual decision shall be binding upon Owner and Manager. If the accountants for the parties are unable to resolve the discrepancy, the matter shall be referred to an independent accounting firm acceptable to both Owner and Manager, and the decision of such accounting firm shall be binding upon Owner and Manager. The cost of conducting an independent audit of the Restaurant's financial statements shall be paid by Owner as a normal operating expense of the Restaurant. If any audit shows any material error(s) in the Annual Statement submitted by Manager, then Manager shall pay the reasonable costs of such audit.

         Section 6.10. Fiscal Year. The fiscal year of the Restaurant shall end as of the Monday closest to December 31 of each year.

         Section 6.11. Lease Year. For the purpose of calculating the amount of Rent payable under the Lease, the term "Lease Year" shall have the meaning ascribed to it in the Lease.

                                    ARTICLE 7
                             INSURANCE AND INDEMNITY

         Section 7.1. Required Insurance Coverage. The following forms of insurance coverage shall be maintained for the Restaurant:

                  7.1.1 Property Insurance: Permanent property insurance insuring against any and all risks of direct physical loss to the Restaurant and its furniture, fixtures and equipment, with limits of not less than the full replacement cost thereof.

                  7.1.2 Business Interruption: All-risk business interruption insurance with a limit sufficient to reimburse Owner for loss of income resulting from an inability to continue operations due to the Restaurant's sustaining a loss from an insured peril.
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                  7.1.3  General  Liability:  Single  limit  commercial  general liability insurance, including product and liquor liability coverage, with limits of not less than One Million Dollars ($1,000,000.00) per occurrence, with excess liquor liability insurance of not less than Two Million Dollars ($2,000,000.00) per occurrence, with excess or umbrella liability coverage or not less than Fifteen Million Dollar ($15,000,000.00), bodily injury and property damage combined, including dram shop insurance in any area having a Dram Shop Act or similar provisions of law. Such limits shall be subject to increase if reasonably required by Owner, provided that any resulting increased costs shall also be treated as an operating cost included under Owner's Financial Obligations.

                  7.1.4 Employers' Liability: Workers' Compensation and Employers' Liability insurance, as well as other insurance as may be required by law, in such amounts as may be required by applicable statute or rule; provided that the Employer's Liability insurance shall carry a limit of not less than Five Hundred Thousand Dollars ($500,000.00). Owner shall be named as an additional insured in all policies required hereunder, and all such policies shall be primary to any policies which either of the parties hereto may carry on its own. Such policies shall be written by insurance companies that are authorized to do business where the Restaurant is located.

         Section 7.2. Responsibility For Obtaining Coverage. Manager, at Owner's expense, shall be responsible for providing all of the insurance coverage required under this Article.

         Section 7.3. Evidence of Coverage. Manager shall cause to be delivered to Owner a certificate of insurance to evidence that the foregoing insurance coverage requirements have been complied with. Such evidence shall include a statement by the insurer that the policy or policies will not be canceled or materially altered without at least thirty (30) days prior written notice to both Owner and Manager.

         Section 7.4. Indemnity by Manager. Manager agrees to indemnify, defend and hold Owner free and harmless from any liability for injury or death to persons or damage or destruction of property arising out of the operation of the Restaurant by Manager (other than due to a default under the lease of the premises, the Franchise Agreement or any other material contract by Owner) or resulting from any act of Manager, its agents, officers, directors or employees. Notwithstanding the foregoing, Manager shall not be obligated to indemnify and hold Owner harmless or to reimburse Owner or to defend Owner from any liability that results from the negligence, fraud or willful misconduct of Owner, its employees, officers or directors. The Manager's obligations under this section shall survive the expiration or any termination of this Agreement.

         Section 7.5. Indemnity by Owner. Owner agrees to indemnify, defend and hold Manager free and harmless from any liability for injury or death to persons or damage or destruction of property arising out of the operation of the Restaurant by Owner (other than due to a default under the lease of the premises, the Franchise Agreement or any other material contract by Manager) or resulting from any act of Owner its agents, officers, directors or employees. Notwithstanding the foregoing, Owner shall not be obligated to indemnify and hold Manager harmless or to reimburse Manager or to defend Manager from any liability that results from the negligence, fraud or willful misconduct of Manager, its employees, officers or directors. The Owner's obligations under this section shall survive the expiration or any termination of this Agreement.

                                    ARTICLE 8
                             DAMAGE AND DESTRUCTION

          If the Lease is terminated as a result of damage or destruction to the Premises, this Agreement shall terminate effective as of the date of termination of the Lease, unless (a) the Franchise Agreement can be kept in full force and effect and will allow for reestablishment of the Restaurant at the Premises (if released) or at another location and (b) Owner and Manager agree on and consent to a new lease with an initial term approximating the remaining term of the Franchise Agreement and approve the substantive terms of any related financing necessary for reestablishment of the Restaurant.

                                    ARTICLE 9
                                 EMINENT DOMAIN

         If the whole of the Premises or the Restaurant shall be taken in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent public authority, or if such a portion thereof is so taken that the Lease is terminated in accordance with its terms, then in either of such events the Term of this Agreement shall end as of the date of such taking (unless the Franchise Agreement continues in effect at released premises as set forth above).

                                   ARTICLE 10
                        DEFAULT, TERMINATION AND REMEDIES

         Section 10.1. Default, Notice and Cure. If either party hereto shall default in the performance of any of its obligations under this Agreement, or if any representation or warranty made by either party hereto shall be untrue or shall be breached in any material way, and if within the applicable cure period specified below the party fails to cure such default, then the party who delivered the notice of such default shall have, in addition to its rights at law or in equity (including special or consequential damages), the right to terminate this Agreement. The cure period for monetary defaults shall be ten
(10) days. In the case of a nonmonetary default, the cure period shall be thirty
(30) days; provided that the cure period for a nonmonetary default shall be extended as may be reasonably required to cure a default if (i) the default is incapable of being cured within the normal cure period, and (ii) the party in default makes diligent and good faith efforts to cure the default as soon as is reasonably possible. All cure periods shall commence on the day next following the day on which a written notice of default is received by the party alleged to be in default under this Agreement.

         Section 10.2. Bankruptcy. A party to this Agreement (the "Defaulting Party") shall be in default under this Agreement if the Defaulting Party becomes insolvent or makes a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by the Defaulting Party or such a petition is filed against and consented to by the Defaulting Party, or if the Defaulting Party is adjudicated a bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of the Defaulting Party or other custodian for the Defaulting Party's business or assets is filed and consented to by the Defaulting Party, or if receiver or other custodian (permanent or temporary) of the Defaulting Party's assets of property, or any part thereof, is appointed by any court of competent jurisdiction and not dismissed within sixty (60) days, or if proceedings for a composition with creditors under any law should be instituted by or against the Defaulting Party, or if a final, non-appealable judgment remains unsatisfied or of record for sixty (60) days or longer (unless a supersedeas bond is filed), or if execution is levied against the Defaulting Party's restaurant business or property, or suit to foreclose any lien or mortgage against the Premises or equipment is instituted against the Defaulting Party and not dismissed within sixty (60) days after a final, non-appealable judgment in excess of $50,000.00, or if the real estate or personal property used in connection with the Restaurant shall be sold after levy thereupon by any sheriff, marshal, constable or similar representative or government authority; provided, however, that in the event of an involuntary action or proceeding brought against, and not initiated by, the Defaulting Party, the Defaulting Party shall have a period of ninety
(90) days in which to cure its default by having the involuntary action or proceeding dismissed.

         Section 10.3. Cross-Default. An uncured default under this Agreement shall constitute an event of default under all other Management Agreements between Owner and Manager with respect to the Restaurants subject to the Master Incentive Agreement, and any uncured default thereunder shall likewise constitute an event of default hereunder which shall not be subject to or eligible for any additional notice and opportunity to cure hereunder.

                                   ARTICLE 11
                             SUCCESSORS AND ASSIGNS

         Section 11.1. Assignment by Manager. Manager may not, without Owner's prior written consent, which may be withheld in Owner's sole and absolute discretion, assign its interest in this Agreement, provided however that Owner's prior consent shall not be required for an assignment to any affiliate which is wholly-owned by Main Street and Main Incorporated, a Delaware corporation ("Shareholder") or any of its wholly-owned subsidiaries, or for a collateral assignment by Manager of its rights to receive payments hereunder.

         Section 11.2. Assignment by Owner. Owner may, without Manager's consent, assign its interest in this Agreement to (i) an Affiliate of Owner, provided that Owner continues to be fully liable under this Agreement, or (ii) a purchaser of Owner's entire interest in the Restaurant. Manager shall not unreasonably withhold its consent to any other transfer by Owner of its interest in this Agreement. The term "Affiliate" as used herein shall mean any parent, subsidiary, or other entity that controls, is controlled by or is under common control with the party whose interest is being transferred. For purposes of this provision "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the shares or partnership interests entitled to vote in determining action by the Affiliate.

         Section 11.3. Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, pledge, mortgage, lease or sublease made by either Owner or Manager in violation of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.

                                   ARTICLE 12
                                     NOTICES

         Section 12.1. Notice Addresses. Written communications between Owner and Manager shall be sent to their respective addresses shown on the first page of this Agreement ("Notice Address"); provided that Owner or Manager may change its Notice Address by giving written notice of such change to the other party at least thirty (30) days in advance.

         Section 12.2. Notices. Wherever this Agreement provides for notice, such notice shall be in writing and shall be delivered to a party at its Notice Address, by hand delivery, by United States mail, registered or certified, with return receipt requested, by Federal Express or other national courier service, or by telegram, facsimile or other similar methods of communication (provided there is an independent verification of delivery). A hand-delivered notice or a notice delivered by courier or electronic transmission shall be effective on the date of receipt by the party being served with the notice. A mailed notice shall be effective on the earlier of (i) the date of receipt or refusal of receipt, and (ii) five (5) days after the date of mailing.

                                   ARTICLE 13
                               GENERAL PROVISIONS

         Section 13.1. Relationship of the Parties. The provisions of this Agreement relating to the determination and payment of management fees hereunder are included solely for the purpose of providing a method whereby the said fees can be measured and ascertained. Manager and Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

         Section 13.2. Entire Agreement. This Agreement embodies the entire agreement between Owner and Manager with respect to the subject matter hereof other than the Master Incentive Agreement and supersedes all prior agreements and understandings, whether written or oral. Owner and Manager have neither made nor relied upon any promises, representations or warranties in connection with this Agreement that are not expressly set forth in this Agreement.

         Section 13.3. Modifications and Waiver. This Agreement may not be modified except by a written agreement executed by Owner and Manager. No waiver of any condition or covenant in this Agreement by either party shall be effective unless made in writing, nor shall any waiver be deemed to imply or constitute a future waiver of the same or any other condition or covenant of this Agreement.

         Section 13.4. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

         Section 13.5. Construction. Whenever a word appears herein in its singular form, such word shall include the plural; and the masculine gender shall include the feminine and neuter genders. This Agreement shall be construed without reference to the titles of Articles, Sections or Clauses, which are inserted for convenient reference only. This Agreement shall be construed without regard to any presumption or other rule permitting construction against the party causing this Agreement to be drafted and shall not be construed more strictly in favor of or against either of the parties hereto.

         Section 13.6. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         Section 13.7. Consent or Approval. Unless otherwise specified herein, whenever it is necessary under the terms of this Agreement for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

         Section 13.8. Certificate of Performance. Owner and Manager shall, within twenty (20) days after receipt of a written request from the other, execute, acknowledge and deliver a statement in writing certifying whether this Agreement is unmodified and in full force and effect (or if modified, whether the same is in full force and effect as so modified), whether any conditions to the full enforceability of this Agreement remain unsatisfied, and such other facts, including the nature of any claim of default on the part of the other, as either party may reasonably request.

         Section 13.9. Excuse for Nonperformance. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, plan approval delay, inability to procure materials, restrictive governmental laws or regulations, adverse weather, unusual delay in transportation, delay by the other party hereto or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance.

         Section 13.10. Disputes. If a dispute shall arise as to any amount or sum of money to be paid by one party to the other or any work to be performed by either of them under the provisions hereof, a party shall have the right to make payment or perform such work "under protest," without waiver or prejudice to its right to recover from the other party. If it shall later be determined (by agreement of the parties, arbitration or litigation) that one party has paid or performed an obligation that should have been paid or performed by the other party, the party who paid or performed "under protest" shall be entitled to recover the amount paid or the cost incurred, plus interest thereon at the Interest Rate specified in Section 13.12 hereof, from the date on which such payment was made until the date on which reimbursement is received.

         Section 13.11. Attorney's Fees. If Owner or Manager brings action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees from the other.

         Section 13.12. Interest. All monetary obligations under this Agreement shall bear interest from the date on which they become due and payable until the date on which payment is received by the party entitled to payment. Except where a different rate of interest is expressly provided for elsewhere in this Agreement, such interest shall be paid at an annual rate (the "Interest Rate") equal to the lesser of (i) the prime interest rate as published in the "Money Rates" section of the Wall Street Journal (adjusted on the first business day of each month) plus two percent (2%), or (ii) the highest interest rate permitted by law, compounded daily on the basis of a 360-day year.

         Section 13.13. Date of Agreement. All references to the "date of this Agreement," the "date hereof," and the like shall be deemed to be the Commencement Date set forth on the first page of this Agreement.

         Section 13.14. Shareholder's Guarantee. The undersigned Shareholder hereby guarantees to Owner and becomes a surety for the performance of and compliance with all of Manager's agreements, covenants and obligations hereunder. Any claim or right of Owner for the failure to perform or comply with any of Manager's agreements, covenants or obligations hereunder may be directly enforced against Shareholder and upon or pursuing any without any notice of any kind and without first making any demand upon or pursuing any remedy against Manager. Without notice to or consent of Shareholder, Owner and Manager may modify or change the terms of this Agreement or any obligation of Manager, and may grant any extension, renewal or indulgence, release, compromise or settlement with respect thereto and none of the foregoing shall in any way affect Shareholder's liability hereunder.

         IN WITNESS WHEREOF, Owner and Manager do hereby execute this Management Agreement on the dates shown opposite their respective signatures.



OWNER:                                        MANAGER:

MAIN ST. CALIFORNIA II, INC., an Arizona     MAIN ST. CALIFORNIA, INC., an
corporation                                  Arizona  corporation


By: __________________________________       By: _______________________________
         Robert A.  Bourne, President
                                             Name: _____________________________
         (CORPORATE SEAL)
                                             Title: __________________ President

                                                             (CORPORATE SEAL)

                                             SHAREHOLDER:

                                             MAIN STREET AND MAIN
                                             INCORPORATED, a Delaware
                                             corporation


                                             By: _______________________________

                                             Name: _____________________________

                                             As Its: _________________ President


                                                             (CORPORATE SEAL)
                                       13